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                                                                     EXHIBIT 4.1

                              SEMTECH CORPORATION

                         LONG-TERM STOCK INCENTIVE PLAN

1. THE PLAN

   (a) Purpose. The purpose of this Long-Term Stock Incentive Plan (the "Plan") is to promote the longer-term financial success of Semtech Corporation (the "Company") by providing a means to attract, retain and award individuals who can and do contribute to such success. By using stock-based compensation, the recipients of awards under the Plan will further identify their interests with those of the Company's stockholders.

   (b) Effective Date. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the shares present or represented by proxy at the Company's 1998 Annual Meeting of Stockholders.

2. ADMINISTRATION

   (a) Committee. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company. So long as the Company's common stock, par value $.01 per share ("Common Stock") remain registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 16 Participants may receive awards, any committee authorized by the Board to administer the Plan shall be comprised solely of two or more directors of the Company who are Non-Employee Directors within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. Notwithstanding the foregoing, the Board of Directors of the Company (the "Board") may assume, at its sole discretion, administration of the Plan. The administrator of the Plan, whether a committee of the Board or the full Board, is referred to herein as the "Plan Administrator."

   (b) Powers and Authority. The Plan Administrator's powers and authority include, but are not limited to, selecting individuals who are (1) employees of the Company or any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Plan Administrator, or (2) members of the Board; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose.

   (c) Award Prices. For Plan purposes, all stock options and stock appreciation rights shall have an exercise price which shall reflect the average traded price of a share of Common Stock, on the date as determined by the Plan Administrator, or if the Common Stock is not traded on such date, the average price on the next preceding day on which such Common Stock is traded. The applicable date shall be the date on which the award is granted.
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3. SHARES SUBJECT TO THE PLAN

  (a) Maximum Shares Available for Delivery. Subject to Section 3(c), the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 2,000,000 shares of Common Stock; (ii) any shares of Common Stock available for future awards under the Company's 1994 Long-Term Stock Incentive Plan as of the effective date of this Plan; (iii) any shares of Common Stock available for future awards under the Company's 1994 Non-Employee Directors Stock Option Plan as of the effective date of this Plan; (iv) any shares of Common Stock that are represented by awards granted under any prior plan of the Company, which are forfeited, expire or are canceled without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company; and (v) up to 2,000,000 additional shares of Common Stock, if authorized by the Board, which are reacquired in the open market or in a private transaction after the effective date of this Plan. Collectively the shares of Common Stock subject to this Plan are referred to herein as "Shares." In addition, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

  (b) Other Plan Limits. Subject to Section 3(c), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be covered by stock options intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") shall be 2,000,000. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to Section 4(d) shall be 600,000 plus up to an additional 600,000 to the extent that such Shares are reacquired by the Company pursuant to Section 3(a). The maximum number of Shares that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall be 500,000 during any consecutive three calendar years. The maximum payment that can be made for awards granted to any one individual pursuant to Sections 4(d) and 4(e) shall be $2,500,000 for any single or combined performance goals established for a specified performance period. If a payment under Sections 4(d) or 4(e) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

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  (c) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Plan Administrator may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

 (d) Adjustments for Corporate Transactions. The Plan Administrator may determine that:

  (i) In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment
shall be made in the   number of shares available under the Plan and under any
stock awards granted under the Plan. Such adjustment to outstanding stock awards shall be made without change in the total price applicable to the unexercised portion of such awards, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of any award or a grant of additional benefits to the holder of an award.

  (ii) In case (A) the Company is merged or consolidated with another corporation or other entity and the Company is not the surviving corporation,
(B) all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation or other entity or (C) of a reorganization or liquidation of the Company, the Plan Administrator or the governing body of any entity assuming the obligations of the Company, shall, as to outstanding awards, either (x) make appropriate provision for the protection of any such outstanding awards by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company, provided that no additional benefits shall be conferred upon participants as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to the awards immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to the award immediately before such substitution over the purchase price thereof, or
(y) upon written notice to the participants, provide that all unexercised awards must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Plan Administrator may, in its discretion, accelerate the exercise dates of outstanding awards; provided, however, that subsection (iii) of this paragraph (d) shall govern acceleration of awards with respect to the events described in clauses (A), (B) and (C) of such paragraph.

  (iii) In case of (A) any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities or interests of the corporation (or its parent corporation) or other entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Common Stock immediately before such merger or consolidation; (B) any sale, lease, license, exchange or other transfer (in one transaction

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or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (C) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act who is not, on April 16, 1998, a "controlling person" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (a "Controlling Person") of the Company shall become
(x) the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of over 50% of the Company's outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company, all outstanding awards, regardless of the date of grant of such awards, shall immediately become exercisable with respect to 100% of the Shares subject to such awards.

4. TYPES OF AWARDS

  (a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Any award granted under the Plan shall be evidenced by a written agreement in form and substance satisfactory to the Plan Administrator. These agreements must conform to the Plan. The Plan Administrator may include such terms, consistent with the Plan, as it determines in its discretion. Subject to Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

  (b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than that required by Section 2(c). A stock option may be in the form of an incentive stock option or in a form which does not qualify for favorable federal tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Plan Administrator may from time to time permit, including without limitation (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) crediting toward the purchase price amounts from individuals' deferred compensation account balances, including accrued dividend equivalent
balances; or (iv) any combination of the above.   (c) Stock Appreciation Right.
A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation rights being exercised.

  (d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Plan Administrator for such awards shall consist of cash generation targets, profit, revenue and market share targets, profitability targets as measured by return ratios,

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and shareholder returns. The Plan Administrator may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on absolute Company or business unit performances and/or on performance as compared with that of other publicly-traded companies.

  (e) Cash Award. A cash award is a right denominated in cash or cash units to receive a payment, which may be in the form of cash, Shares or a combination, based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Plan Administrator shall determine. The performance goals that may be used by the Plan Administrator for such awards shall consist of cash generation targets, profits, revenue and market share targets, profitability targets as measured by return ratios and shareholder returns. The Plan Administrator may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

  (f) Special Provisions for Incentive Stock Options. Stock Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

  (i) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of the grant) of the Shares with respect to which Incentive Stock Options granted to any employee under the Plan (and under any other incentive stock option plans of the Company and any parent corporation and subsidiary) are exercisable for the first time shall not exceed $100,000 in any one calendar year. In the event that Section 422 of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this paragraph (i), the limitation of this paragraph (i) shall be automatically adjusted accordingly.

  (ii) 10% Stockholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent corporation or any subsidiary, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

   (A) The purchase price per Share subject to such Incentive Stock Options shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and

   (B) The option exercise period shall not exceed five years from the date of grant.

  (iii) Section 422. All Incentive Stock Options shall otherwise comply with the provisions of Section 422 of the Code, as the same shall be amended from time to time.

5. AWARD SETTLEMENT AND PAYMENTS

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  (a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be paid currently credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall establish, including the reinvestment of such credited amounts in Share equivalents.

  (b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PLAN AMENDMENT AND TERMINATION

  (a) Amendments. The Company's Board of Directors may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose; provided however, that any amendment to the Plan which would require approval of the Company's stockholders under applicable law, or under the rules or guidelines of any exchange or automatic quotation system on which the Shares are traded or included, then, in any of such events, such stockholder approval of any such amendment shall also be obtained.

  (b) Plan Suspensions and Termination. The Board of Directors of the Company may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award. If not earlier terminated, this Plan shall terminate upon the tenth anniversary of the effective date of the Plan. Unless an earlier termination is specified, awards granted under the Plan shall terminate upon the tenth anniversary of their date of grant.

7. MISCELLANEOUS

  (a) No Individual Rights. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

  (b) Binding Arbitration. Any dispute or disagreement regarding participation and/or an award recipient's rights under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

  (c) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between

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the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

  (d) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Plan Administrator, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

  (e) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Plan Administrator shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

  (f) Special Provision Regarding Termination of Directorship. If a participant that is a member of the Board terminates his or her services as a member of the Board by reason of death, disability or retirement (as defined by the Plan Administrator in the written agreement evidencing the award to such Board member), an award granted hereunder held by such person shall be automatically accelerated with respect to its exercisability and shall become immediately exercisable in full for the remaining number of Shares subject to such award for three years after the date of such termination or until the expiration of the stated term of such award, whichever period is shorter, and thereafter such award shall terminate; provided, however, that if such person dies or suffers a disability during said three-year period after retirement such award shall remain exercisable in full for a period of three years after the date of such death or disability or until the expiration of the stated term of such award, whichever period is shorter, and thereafter such award shall terminate. If a participant that is a member of the Board terminates his or her services as a member of the Board for any other reason, any portion of an award granted hereunder held by such person which is not then exercisable shall terminate and any portion of such award which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term of such award, whichever period is shorter, and thereafter such award shall terminate; provided, however, that if such person dies or suffers a disability during such three month period, such award may be exercised for a period of one year after the date of such person's death or disability or until the expiration of the stated term of such award, whichever period is shorter, in accordance with its terms, but only to the extent exercisable on the date of such person's death or disability.

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